LETTER OF AGREEMENT
LONG TERM ASSIGNMENT

April 1, 2002

Ariel Almog
Hotel Outsource Services, Inc
One Embarcadero Center, Suite 500
San Francisco, CA 94111

Dear Ariel,

We have the pleasure of confirming your international assignment as a Chief Operating Officer (C.O.O.) of Hotel Outsource Management International, Inc
(HOS), in the USA. The assignment is expected to commence on June 2002 provided that a working permit is received before the starting date of assignment. The assignment will last approximately three to five years. This time frame may be adjusted, if necessary, in accordance with your and HOS needs. The duration of the relocation is contingent upon maintaining proper performance standards and is subject to the business needs of HOS. Except as otherwise agreed in this letter, you will comply with employment laws acceptable in the Host country during your assignment. Your job title will be Chief Operating Officer. In this capacity, you will report to the Board of Directors of HOS

Your point of origin is Israel (the "home country") and your country of reference during your assignment is US(the "host country").

COMPENSATION AND BENEFITS
Your compensation and benefits package is designed to provide you with a level of income and benefits that fairly compensate you during your international assignment. To this end, we have taken into consideration the additional costs that you may reasonably anticipate as a result of living abroad. It is understood and agreed upon that in case of termination of this assignment, for whatever reason, all benefits applicable during this assignment to the US and in consideration of and/or as a result of this assignment will terminate.

Compensation
As of June 2002, you will be paid on the HOST country payroll. Your base salary will be $80,000 per year. You will be entitled to an annual bonus based on performance and number of installed and operated units (the appropriate formula will be provided by the Board of Directors of HOS). Salary actions, including timing and amounts of increases, will be consistent with the salary program in effect in your host country. It is understood that the decisions with regards to timing and amount of increases are exclusively taken by HOS.

Please note that for the months of April and May 2002, you will be receiving advance payments from Bartech Mediterranean Ltd. for work performed on behalf of HOS in Israel. The above advance payments will be included in your US pay stub upon first date of assignment in the US.

Social Benefits:
The social benefits will be paid by HOS, Inc according to US regulations. You will be entitled to medical insurance of $1,000 which will cover both you and dependents. Further, pension fund contributions under 401 (K) plan will be deducted from your paystub. The above deductions are made as follows:

o 5% of Base Salary contributed by the employee to 401 (k) plan, with a 100% matching contribution of employer (HOS).

o        $1,000 monthly medial insurance coverage for you and your dependents

o Contributions to Unemployment insurance will be paid by the employer on a monthly basis according to the US Employment Laws

ON-GOING ALLOWANCES AND REIMBURSEMENTS
HOS, Inc has adopted a "Balance Sheet Approach" in compensating employees on international assignment, to ensure that assignees can maintain purchasing power similar to that which they would have enjoyed in their home country, assuming the same salary, grade level and family size. Therefore, you will be entitled to certain allowances or reimbursements to cover additional costs incurred as a result of your international assignment.

         o Housing Allowance - $2,500 - $2,700 per month. The housing expense will be paid directly to the vendor by HOS, Inc.

         o Car Allowance - A car will be provided at your disposal in your host country.

         o Business Trips- One round trip ticket will be paid for you and the dependents upon relocation and repatriation, in an Economy Class.

         o One Time Relocation grant: A grant of $5,000 will be paid upon relocation.

         o Child Education Allowance- $1,300 per month for the two children.

                  WORKING TIME AND DAYS:
                  You will perform duties and responsibilities under this international assignment on a full-time basis and within the normal working hours as applicable within HOS, Inc. By signing this letter, you accept that the proper performance of your responsibilities may require you to work outside and in excess of the normal work-time schedule in accordance with your Executive position with no additional compensation paid for those hours.

                  VACATION AND SICK DAYS:
                  While on assignment, vacation days will follow the same rules as in the host country. In addition, sick days will be in accordance with the host country terms and policies.


REPATRIATION
Upon repatriation, HOS, Inc will provide you with relocation assistance for flight ticket and one time repatriation grant of $5,000. This is intended to help defray the costs of settling-in expenses and other related assignment expenses.

TERMINATION OF EMPLOYMENT:
Lay Off: At any time during the agreement, HOS, Inc may terminate the contract with a prior notice of 90 days. During the notice period, you will still continue working and performing services for the company. In addition, you will be entitled, after the notice period, to a one month salary including all benefits. Termination at Will: A notice of 90 days should be given to the company. You will also be entitled to a one month salary including all benefits.

Any dispute arising during your assignment or at the end of it in respect of the interpretation, execution or termination of the assignment will be settled in accordance with the laws, regulations and customs in the US.

SOCIAL SECURITY TAXES
Due to lack of Social Security Totalization agreements, social security and Medicare taxes will be deducted from the US paystub on a monthly basis. In order to maintain certain rights in Israel, you will need to pay the minimum social security taxes due to the Israeli Social Security Tax Authorities.

INCOME TAXES:
During your assignment, you will be considered as US resident, subject to US income taxes. As such, you must file an income tax return on a yearly basis. We advise you to consult with a local US CPA to assist you in filing your taxes. Tax returns are due on April 15th of the succeeding tax year.

Your tax status in Israel should be examined closely to determine whether a tax liability exists in Israel during your assignment as a whole or only during a portion of it.

GENERAL
The Company's personnel policies and standards of business apply to your assignment, unless a written exception is provided by a company representative authorized to make that exception. Any action undertaken by HOS, Inc or one of its representatives on your behalf or your benefit, any payment done or instruction given to you by HOS, Inc will be deemed to be performed in the name and for the account of the company and shall under no circumstance be considered an indication of the existence of link of subordination between HOS, Inc and yourself.

This assignment permits you the opportunity to gain valuable global business experience, as well as to perform important work for the company. If you are in agreement with the conditions of your assignment as outlined in this letter, please sign this letter.

APPROVAL & ACCEPTANCE


HOTEL OUTSOURCE SERVICES, INC               ARIEL ALMOG


/s/ Jacob Ronnel     April 1, 2002          /s/ Ariel Almog     April 1, 2002
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By                        Date              Ariel Almog              Date